Exhibit 10.1

December 30, 2019

John Marshall Dodson

At the Address on File with the Company

Re:	Interim Chief Executive Officer Compensation Terms

Dear Marshall:

I am pleased to confirm the terms of your employment as Interim Chief Executive Officer of Key Energy Services (the “Company”), commencing as of December 30, 2019 (the “Effective Date”). The terms of this letter supplement the terms of your employment agreement with Key Energy Services, LLC, dated March 25, 2013 (the “Employment Agreement”).

1.    Positions. On the Effective Date, you will begin to serve as Interim Chief Executive Officer (“ICEO”) of the Company. In that capacity, you will report directly to the Board of Directors of the Company (the “Board”) and have all of the customary authorities, duties and responsibilities that accompany this position. During your term as ICEO, you will also continue to serve as Chief Financial Officer of the Company.

2.    ICEO Term. Your position as ICEO will commence as of the Effective Date and will continue until the date you or another individual is appointed Chief Executive Officer of the Company, unless earlier terminated by you or the Company (the “ICEO Term”) in accordance with the terms of your Employment Agreement.

3.    Base Salary. During the ICEO Term, you will receive an annual base salary of $575,000 (your “Base Salary”). You hereby acknowledge that, if you are not appointed Chief Executive Officer at the end of the ICEO Term and you continue in your role as Chief Financial Officer, your Base Salary shall be reduced to your current annual rate of $425,000 and such reduction shall not constitute Good Reason (as defined in the Employment Agreement) to terminate your employment.

4.    Termination Following ICEO Agreement. In the event the Board (as constituted following consummation of the proposed restructuring of the Company’s outstanding indebtedness, or if such restructuring has not yet taken place, the current Board) appoints someone other than you as Chief Executive Officer of the Company at the end of the ICEO Term and you do not wish to continue employment with the Company due to such appointment, you may elect to terminate your employment with the Company and accelerate the payment of your retention bonus set forth in that certain retention bonus letter agreement, dated July 1, 2018, between you and the Company (the “Retention Bonus Letter”) by notice to the Company to the earlier of (i) July 1, 2020 and (ii) the date that is 60 days following such notice (in either case, the “Payment Date”). In the event you elect to terminate your employment under this paragraph 4, you will be entitled to receive any unpaid portion of the Retention Bonus (as defined in the Retention Bonus Letter) in one lump cash payment on the first regularly scheduled pay date following the

Payment Date, subject to all applicable terms and conditions of the Retention Bonus Letter. You hereby acknowledge that, if you elect to terminate your employment under this paragraph 4, such termination shall not constitute Good Reason (as defined in the Employment Agreement) to terminate your employment.

5.    Miscellaneous. Except as modified by the terms of this letter, the Employment Agreement and the Retention Bonus Letter remain in full force and effect in accordance with their respective terms. This letter will be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflicts of law.

6.    Counterparts. This letter may be executed in counterparts, which shall be deemed to be part of one original, and facsimile and electronic image signatures shall be equivalent to original signatures.

[Signature Page Follows]

Marshall, we look forward to your service. Please sign below to indicate your agreement with, and acknowledgment of, the terms of this letter and return the original to me, retaining a copy for your records.

KEY ENERGY SERVICES, INC.

By:	/s/ Katherine Hargis
Name:	Katherine Hargis
Title:	Senior Vice President, General Counsel and Secretary

AGREED AND ACKNOWLEDGED:

/s/ John Marshall Dodson John Marshall Dodson

Date: December 30, 2019